UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2023

NEXT-ChemX Corporation

(Exact name of registrant as specified in its charter)

Nevada	333-209478	32-0446353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  1111 W 12th St, # 113 Austin, Texas 78703

  (Address of Principal Executive Offices)

(512) 663-2690

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
COMMON	CHMX	OTC

Item 1.01. Entry into a Material Definitive Agreement.

On February 14, 2023, NEXT-ChemX Corporation (the “Company”) entered into a Heads of Agreement (“HoA”) with the UK AIM listed company Clontarf Energy plc (AIM: CLON; “Clontarf”) that provides for the formation of a 50:50 Joint Venture intended to be the vehicle the parties use to market and deploy the Company’s ion-Targeting Direct lithium Extraction (“iTDE”) technology in Bolivia. The HoA is a binding agreement, however, certain terms regarding the relationship are left to completion in final agreements to be signed at a later date.

The HoA provides for the formation of a Joint Venture once successful extraction of lithium has been demonstrated by the Company. It is agreed, therefore, that the Company will receive certain quantities of the Bolivian brines available to Clontarf to test the operational capabilities of the Company’s iTDE System. Testing will be carried out using the Company’s iTDE pilot plant currently under construction. The plant will be expected to test approximately 1,000 liters of Bolivian brines at a time in a 20,000 liter trial run. The Company anticipates that the new pilot plant will be operational at the beginning of Q2 2023, with test results on the Bolivian brines expected before the end of that quarter. It is anticipated that the final iTDE System ready for deployment will require certain customization before manufacturing and deployment on site for field testing.

The HoA provides that the Joint Venture, supported by Clontarf, will liaise and transact with “Pública Nacional Estratégica Yacimientos de Litio Bolivianos” (the ‘National Strategic Public Company of Bolivian Lithium Deposits’ or “YLB”) with respect to the extraction of lithium from current and future operations in Bolivia. Clontarf is currently in discussions with YLB regarding the above trial run tests which will include Bolivian salars from which preliminary samples have been already been taken by Clontarf.

The HoA provides that the final extraction system will be provided by the Company to the Joint Venture for deployment in Bolivia under a tolling arrangement that is anticipated to form the basis of the worldwide deployment of the Company’s iDTE System.

The HoA leaves certain details regarding the formation and financing of the Joint Venture open to further discussion prior to inclusion in final agreements.

Following signature of the HoA the parties have a period of 30 days in which to carry out due diligence on each other. If either party is unsatisfied with its due diligence for any reason, the HoA may be terminated without obligation on the part of either party. If at the end of this period, or by earlier waiver, both parties agree to proceed, Clontarf shall be obliged to pay the Company $500,000 for the exclusive rights to use the iDTE technology in Bolivia through the Joint Venture established by the parties (“Exclusivity Payment”).

Following receipt of the Exclusivity Payment, the Company shall have the obligation, during the next private placement or public offering of the shares of Common Stock of the Company, to issue unregistered shares of Common Stock of the Company to Clontarf with a value equivalent to the $500,000. The number of shares issued to Clontarf shall be established using the offering price at which the said offering will close. The exact number of shares being fixed by dividing the said offering price into $500,000 (“NCX Exchange Shares”). A fraction of a share will be rounded up to the nearest whole share. The NCX Exchange Shares are issued as part of the transaction and shall be deemed fully paid.

Clontarf shall have the obligation to issue certain fully paid shares to the Company (“Clontarf Exchange Shares”) in 3 separate transactions as follows:

(1)	385 million shares of Clontarf to the Company concurrently with making the Exclusivity Payment; and
(2)	certain additional shares of Clontarf only after the occurrence of the following milestones:

i.	250 million shares after successful processing of Bolivian brines through the Company’s pilot plant; and
ii.	250 million shares after the entry into a construction and processing contract between the Joint Venture and YLB on the processing of Bolivian brines utilizing the iTDE Technology.

The HoA also provides the Company with the right for a period of 30 days from the signature of the present agreement to invest GBP£250,000 (approximately $302,000) into Clontarf to acquire additional shares of Clontarf to be issued at the same price as the Clontarf January 2023 placement of its shares.

Additionally, under the terms of the HoA and taking into account the introduction of the iTDE Technology by Clontarf to two of its associated companies, the Company will be obliged to grant Clontarf a 15% contributing interest in the Company’s component of the agreed structure. However, there is no obligation or understanding that would require the Company to enter into any such arrangements with any third party at the present time.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosures under Item 1.01 are incorporated in this Item 3.02 by reference.

The Company has undertaken the obligation in accordance with the HoA to issue to Clontarf during its next private placement or public offering of the shares of Common Stock of the Company, unregistered shares of Common Stock of the Company with a value equivalent to the $500,000. In accordance with the HoA, such shares shall be considered fully paid as part of the Company’s entering into the terms of the HoA agreement. The offering price at which the said next offering will be closed shall define the number of shares issued: by dividing the said offering price into $500,000 in the usual way. A fraction of a share will be rounded up to the nearest whole share.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

The following documents are filed herewith:

Exhibit No.	Description

Exhibit 1.1	Heads of Agreement.
Exhibit 99.1	Press Release

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2023	By:	/s/ J. Michael Johnson
	Name:	J. Michael Johnson
	Title:	President